Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 of our report dated March 18, 2011 relating to the financial statements of Carey Watermark Investors Incorporated, which appears in Carey Watermark Investors Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2010 and our report dated July 15, 2011 relating to the financial statements of Long Beach Hotel Properties LLC, which appears in Carey Watermark Investors Incorporated’s
Form 8-K/A dated July 15, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers, LLP
New York, NY
December 19, 2011